Exhibit 99.1

OneSpaWorld Reports Second Quarter Fiscal 2023 Results

Total Revenues of $200.5 Million, Income from Operations of $13.4 Million and Adjusted EBITDA of $21.6 Million

Introduces Q3 2023 Guidance for Revenues of $205 - $210 Million and Adjusted EBITDA of $21 - $23 Million

Increases Fiscal 2023 Revenues Guidance to $770 - $790 Million from $710 - $730 Million

Increases Fiscal 2023 Adjusted EBITDA Guidance to $80 - $86 Million from $70 - $76 Million

Nassau, Bahamas, August 2, 2023 OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its second quarter and first six months of fiscal 2023, ended June 30, 2023.

Leonard Fluxman, Executive Chairman, Chief Executive Officer and President of OneSpaWorld, commented: “We delivered an outstanding quarter, capping off a strong first half of the year and have increased our annual guidance for the second time this year. The quarter was highlighted by better-than-expected performance across key financial metrics, including a 57% increase in total revenues reaching a record $200.5 million; a $12.4 million increase in income from operations to a record $13.4 million; and more than doubling adjusted EBITDA to a record $21.6 million from the second quarter of 2022. In addition, in recognition of our advantageous operating model, the strength of our innovation, unmatched service levels and differentiated cruise line partnership capabilities, we entered into a new agreement with Crystal Cruises Ltd in the latter part of the quarter to operate health and wellness centers aboard its premier ships.

“Our strong performance and accelerating momentum evidence our relentless focus on investing in and serving our cruise ship and destination resort partners by providing exceptional customer experiences for every guest and continuously innovating our operations to drive productivity gains across our health and wellness centers at sea and on land. As we look ahead, we are more excited than ever about our business prospects. Our third quarter 2023 performance is off to an excellent start, with our summer itineraries across key destinations in Europe and in Alaska generating particularly strong performance across virtually all key operating metrics. We continue to focus on innovating and enhancing our guest services, product offerings and guest experiences, and look forward to adding our health and wellness centers aboard eight new ships that will be introduced into service during the second half of the year, joining the Oceana Vista and the Virgin Voyages Resilient Lady that commenced service in the second quarter. Overall, we remain confident that fiscal 2023 will represent another year of significant accomplishments and increasing value for OneSpaWorld shareholders,” concluded Mr. Fluxman.

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer of OneSpaWorld, added, “The ongoing strength of our business and our asset light operating model, combined with the discipline with which we execute, has enabled us to deliver increasing free cash flow, a strengthening balance sheet and quarter-end total liquidity of $50.0 million. In the second quarter of 2023, we have repaid the final $5 million on our second lien term loan thus fully extinguishing this facility and we have repaid $15.5 million on our first lien term loan. Since the second quarter of 2022 we have repaid a total of $49.1 million in debt instruments, thereby reducing ongoing interest expense. With strong first half of the year performance continuing into the third quarter and a positive outlook, we have increased our fiscal year 2023 guidance expecting revenues to increase 43% and adjusted EBITDA to increase 65% at the mid-points of the guidance ranges from fiscal 2022.”

Second Quarter 2023 Highlights:

•	Total revenues increased 57% to a record $200.5 million compared to $127.4 million in the second quarter of 2022;
•	Income from operations increased $12.4 million to a record $13.4 million compared to $1.0 million in the second quarter of 2022;
•	Adjusted EBITDA increased $12.5 million to $21.6 million compared to $9.1 million in the second quarter of 2022; and
•

Unlevered after-tax free cash flow increased $12.4 million to $20.1 million compared to $7.8 million in the second quarter of 2022. The unlevered after-tax free cash flow conversion rate was 93% in the second quarter of 2023.

Operating Network Update:

•

Cruise Ship Count: The Company ended the second quarter with health and wellness centers on 183 ships and an average ship count of 177 for the quarter, compared with 172 ships and an average ship count of 144 ships at the second quarter of 2022.

•

Destination Resort Count: The Company ended the second quarter with 54 destination resort health and wellness centers and an average resort count of 51 for the quarter, compared with 51 destination resort health and wellness centers and an average resort count of 47 from the second quarter of fiscal 2022.

•

Staff Count: The Company ended the second quarter with 3,813 cruise ship personnel on vessels, compared with 3,665 and 2,778 cruise ship personnel on vessels at the end of the first quarter of 2023 and the second quarter of 2022, respectively.

Liquidity Update:

•

Cash and borrowing capacity under the Company’s line of credit at June 30, 2023 totaled $50.0 million. The Company repaid the last $5.0 million on its second lien term loan in April 2023 and repaid $15.5 million on its first lien term loan in the second quarter.

•	The Company expects to continue to generate positive cash flow from operations in the third quarter of 2023 and throughout fiscal year 2023.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Unlevered after-tax free cash flow, Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

Second Quarter Ended June 30, 2023 Compared to June 30, 2022

Results of operations for the second quarter of 2023 continued to accelerate from 2022 as the Company has returned to normalized operations since the advent of the COVID-19 pandemic.

•
Total revenues were $200.5 million compared to $127.4 million in the second quarter of 2022. The increase was primarily attributable to our average ship count of 177 health and wellness centers onboard ships operating during the quarter compared with our average ship count of 144 health and wellness centers onboard ships operating during the second quarter of 2022, together with increasing occupancy of the average ships in service in the respective quarters, and continued productivity gains across our operations.
•
Cost of services were $137.2 million compared to $87.0 million in the second quarter of 2022. The increase was primarily attributable to costs associated with increased service revenues of $163.2 million in the quarter from our operating health and wellness centers at sea and on land, compared with service revenues of $103.6 million in the second quarter of 2022.
•
Cost of products were $32.2 million compared to $23.3 million in the second quarter of 2022. The increase was primarily attributable to costs associated with increased product revenues of $37.3 million in the quarter from our operating health and wellness centers at sea and on land, compared to product revenues of $23.8 million in the second quarter of 2022.
•
Net (loss) was ($3.2) million, or net (loss) per diluted share of ($0.03), as compared to net income of $55.9 million or net income per diluted share of $0.46 in the second quarter of 2022. The decrease was primarily attributable to the negative change in fair value of warrant liabilities. The change in fair value of the outstanding warrants during the three months ended June 30, 2023 was a loss of ($12.2) million compared to a gain of $58.5 million during the three months ended June 30, 2022. The decrease in the change in fair value of warrant liabilities was the result of changes in market prices of our common stock and other observable inputs deriving the value of the financial instruments and the exchange of approximately 95% of the Public Warrants and approximately 50% of Sponsor Warrants for the Company’s common shares in April 2023. Excluding the change in fair value of warrant liabilities, the improvement in the second quarter of 2023 was primarily a result of the $12.4 million change in income from operations derived primarily from the increase in the number of health and wellness centers onboard ships operating during the quarter.
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Adjusted net income was $15.0 million, or adjusted net income per diluted share of $0.15, as compared to adjusted net income of $4.0 million, or adjusted net income per diluted share of $0.04, in the second quarter of 2022.
•
Adjusted EBITDA was $21.6 million compared to Adjusted EBITDA of $9.1 million in the second quarter of 2022.
•
Unlevered after-tax free cash flow was $20.1 million compared to $7.8 million in the second quarter of 2022.

Year-to-date June 30, 2023 Compared to June 30, 2022

Results of operations for the six months ended June 30, 2023 continued to accelerate from 2022 as the Company has returned to normalized operations since the advent of the COVID-19 pandemic.

•
Total revenues were $383.0 million compared to $215.0 million in the six months ended June 30, 2022. The increase was primarily attributable to our average ship count of 175 health and wellness centers onboard ships operating during the six months ended June 30, 2023 compared with our average ship count of 124 health and wellness centers onboard ships operating during the six months ended June 30, 2022 and the occupancy of the average ships in service in the respective periods.
•
Cost of services were $263.5 million compared to $149.7 million in the six months ended June 30, 2022. The increase was primarily attributable to costs associated with increased service revenues of $313.4 million in the six months ended June 30, 2023 from our operating health and wellness centers at sea and on land, compared with service revenues of $174.8 million in the six months ended June 30, 2022.
•
Cost of products were $60.5 million compared to $37.9 million in the six months ended June 30, 2022. The increase was primarily attributable to costs associated with increased product revenues of $69.6 million in the six months ended June 30, 2023 from our operating health and wellness centers at sea and on land, compared to product revenues of $40.3 million in the six months ended June 30, 2022.

•
Net (loss) was ($19.1) million, or net (loss) per diluted share of ($0.20), as compared to net income of $49.6 million or net income per diluted share of $0.39 in the six months ended June 30, 2022. The decrease was primarily attributable to the negative change in fair value of warrant liabilities. The change in fair value of the outstanding warrants during the six months ended June 30, 2023 was a loss of ($34.1) million compared to a gain of $61.9 million during the six months ended June 30, 2022. The decrease in the change in fair value of warrant liabilities was the result of changes in market prices of our common stock and other observable inputs deriving the value of the financial instruments and the exchange of approximately 95% of the Public Warrants and approximately 50% of Sponsor Warrants for the Company’s common shares in April 2023. Excluding the change in fair value of warrant liabilities, the improvement in the six months ended June 30, 2023 was primarily a result of the $30.0 million change in income from operations derived primarily from the increase in the number of health and wellness centers onboard ships operating during the six month period.
•
Adjusted net income was income of $27.4 million, or adjusted net income per diluted share of $0.28, compared to adjusted net income of $1.3 million, or adjusted net income per diluted share of $0.01, in the six months ended June 30, 2022.
•
Adjusted EBITDA was $40.9 million compared to an adjusted EBITDA of $11.4 million in the six months ended June 30, 2022.
•
Unlevered after-tax free cash flow was $38.0 million compared to $9.2 million in the six months ended June 30, 2022.

Balance Sheet and Cash Flow Highlights

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Cash at quarter-end June 30, 2023 was $30.0 million, compared to $24.0 million at March 31, 2023, after giving effect to repayment of the last $5.0 million on the second lien term loan and $15.5 million on the first lien term loan during the quarter.
•
Total debt, net of deferred financing costs, at June 30, 2023, was $182.5 million compared to $230.2 million at June 30, 2022. The decrease primarily resulted from the full $25.0 million repayment of the second lien term loan, $7.0 million paydown of the revolving facility and the $17.1 million repayment of the first lien term loan since June 30, 2022.

Q3 2023 and Fiscal Year 2023 Guidance

	Three Months Ended September 30, 2023	Year Ended December 31, 2023
Total Revenues	$205-210 million	$770-790 million
Adjusted EBITDA	$21-23 million	$80-86 million

Conference Call Details

A conference call to discuss the second quarter 2023 financial results is scheduled for Wednesday, August 2, 2023, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10181087 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10181087. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, August 2, 2023 until 11:59 p.m. Eastern Time on Wednesday, August 9, 2023. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 187 cruise ships and at 54 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise line industry of the historically fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, irreplicable operating infrastructure, extraordinary team and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 65 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%			$	%
	2023 (1)	2022 (2)	Inc/(Dec)	Inc/(Dec)	2023 (1)	2022 (2)	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$163,234	$103,616	$59,618	58%	$313,355	$174,778	$138,577	79%
Product revenues	37,279	23,766	13,513	57%	69,613	40,267	29,346	73%
Total revenues	200,513	127,382	73,131	57%	382,968	215,045	167,923	78%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	137,193	87,019	50,174	58%	263,520	149,686	113,834	76%
Cost of products	32,207	23,278	8,929	38%	60,472	37,930	22,542	59%
Administrative	4,519	3,861	658	17%	8,089	7,694	395	5%
Salary, benefits and payroll taxes	8,953	7,994	959	12%	17,875	16,721	1,154	7%
Amortization of intangible assets	4,206	4,206	—	—	8,412	8,412	—	—
Total cost of revenues and operating expenses	187,078	126,358	60,720	48%	358,368	220,443	137,925	63%
Income (loss) from operations	13,435	1,024	12,411	1212%	24,600	(5,398)	29,998	556%
OTHER (EXPENSE), INCOME, NET:
Interest expense	(4,352)	(3,544)	(808)	(23)%	(8,962)	(6,951)	(2,011)	(29)%
Change in fair value of warrant liabilities	(12,201)	58,500	(70,701)	(121)%	(34,101)	61,900	(96,001)	(155)%
Total other (expense) income, net	(16,553)	54,956	(71,509)	(130)%	(43,063)	54,949	(98,012)	(178)%
(Loss) Income before income tax expense (benefit)	(3,118)	55,980	(59,098)	(106)%	(18,463)	49,551	(68,014)	(137)%
INCOME TAX EXPENSE (BENEFIT)	59	86	(27)	(31)%	618	(27)	645	2389%
Net (loss) income	$(3,177)	$55,894	$(59,071)	(106)%	$(19,081)	$49,578	$(68,659)	(138)%
Net (loss) income per voting and non-voting share:
Basic	$(0.03)	$0.61			$(0.20)	$0.54
Diluted	$(0.03)	$0.46			$(0.20)	$0.39
Weighted average shares outstanding:
Basic	97,471	92,352			95,546	92,278
Diluted	97,471	94,798			95,546	94,864

(1) Potential common shares under the treasury stock method and the if-converted method were antidilutive because the Company reported a net loss in the three and six months ended June 30, 2023 and the effect of the change in the fair value of warrants was antidilutive. Consequently, the Company did not have any adjustments in those periods between basic and diluted loss per share related to stock options, restricted share units and warrants.

(2) Diluted EPS includes an adjustment to excluded $12.4 million and $12.2 million from net (loss) income for the three and six months ended June 30, 2022, respectively, which is attributable to the in-the-money warrant liabilities as they were dilutive in these periods.

	Forecasted
	Q3 2023	FY 2023
Period End Ship Count	188	192
Average Ship Count (1)	184	179
Period End Resort Count	54	54
Average Resort Count (2)	53	52

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Selected Statistics
Period End Ship Count	183	172	183	172
Average Ship Count (1)	177	144	175	124
Average Weekly Revenue Per Ship	$82,149	$62,686	$79,662	$61,053
Average Revenue Per Shipboard Staff Per Day	$572	$533	$557	$496
Period End Resort Count	54	51	54	51
Average Resort Count (2)	51	47	50	47
Average Weekly Revenue Per Resort	$15,447	$15,728	$16,182	$14,865
Capital Expenditures (in thousands)	$882	$1,106	$2,201	$2,025

(1) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net income as net (loss) income, adjusted for items, including increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation and change in fair value of warrant liabilities. Adjusted net income per diluted share is defined as Adjusted net income divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three and six month periods ended 2023 and 2022.

We define Adjusted EBITDA as loss from continuing operations before interest expense, income taxes (benefit) expense, depreciation and amortization, adjusted for the impact of certain other items, including non-cash stock-based compensation expense and change in fair value of warrant liabilities.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability or liquidity measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability or liquidity measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net loss (income) to Adjusted net income for the second quarters and year-to-date periods ended June 30, 2023 and 2022 and Adjusted net income per diluted share for the second quarters and year-to-date periods ended June 30, 2023 and 2022 (amounts in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net (loss) income	$(3,177)	$55,894	$(19,081)	$49,578
Change in fair value of warrant liabilities	12,201	(58,500)	34,101	(61,900)
Depreciation and amortization (a)	3,761	3,761	7,522	7,522
Stock-based compensation	2,257	2,835	4,848	6,121
Adjusted net income	$15,042	$3,990	$27,390	$1,321
Adjusted net income per diluted share	$0.15	$0.04	$0.28	$0.01
Diluted weighted average shares outstanding	99,508	94,798	98,011	94,864

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net (loss) income to Adjusted EBITDA and Unlevered after-tax free cash flow for the second quarters and year-to-date periods ended June 30, 2023 and 2022 (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net (loss) income	$(3,177)	$55,894	$(19,081)	$49,578
Income tax expense (benefit)	59	86	618	(27)
Interest expense	4,352	3,544	8,962	6,951
Change in fair value of warrant liabilities	12,201	(58,500)	34,101	(61,900)
Depreciation and amortization	5,477	5,240	10,986	10,717
Stock-based compensation	2,257	2,835	4,848	6,121
Business combination costs (b)	476	—	476	—
Adjusted EBITDA	$21,645	$9,099	$40,910	$11,440
Capital expenditures	(882)	(1,106)	(2,201)	(2,025)
Cash taxes	(637)	(230)	(678)	(265)
Unlevered after-tax free cash flow	$20,126	$7,763	$38,031	$9,150

(b) Business combination costs refers to legal and advisory fees incurred by OneSpaWorld in connection with the Business Combination including costs associated with the secondary offering and warrant conversion.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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